Exhibit 10.5

BANKFINANCIAL CORPORATION

2006 Equity Incentive Plan

RESTRICTED STOCK UNIT AWARD AGREEMENT

The Participant specified below has been granted these Restricted Stock Units (“RSUs”) by BANKFINANCIAL CORPORATION, a Maryland corporation (the “Company”), under the terms of the BANKFINANCIAL CORPORATION 2006 EQUITY INCENTIVE PLAN (the “Plan”). The RSUs shall be subject to the terms of the Plan as well as the following terms and conditions set forth herein (the “RSU Terms”).

Section 1. Award. In accordance with the Plan, the Company hereby grants to the Participant these RSUs where each unit represents the right to receive one share of Common Stock in the future. These RSUs are in all respects limited and conditioned as provided herein. Except where the context clearly implies to the contrary, any capitalized terms in this award shall have the meaning ascribed to them in the Plan.

Section 2. Terms of Award. The following words and phrases relating to the grant of the RSUs shall have the following meanings:

(a) The “Participant” is [                        ].

(b) The “Grant Date” is [                    ].

(c) The number of “Units” is [                    ].

(d) The “Delivery Date” shall be the end of the Restricted Period, with respect to the applicable Units.

Section 3. Restricted Period. This Agreement evidences the Company’s grant to the Participant as of the Grant Date, on the terms and conditions described in this Agreement and in the Plan, RSUs, as well as the right of the Participant to become entitled to receive Stock with respect to that portion of the Units no longer covered by a Restricted Period. Subject to the limitations of the RSU Terms, the “Restricted Period” for each installment of Units (“Installment”) shall begin on the Grant Date and end as described in the following schedule (but only if the Participant has not had a Termination of Service before the end of the Restricted Period):

INSTALLMENT	RESTRICTED PERIOD WILL END ON:
[ ] of Covered Units	[ ]
[ ] of Covered Units	[ ]
[ ] of Covered Units	[ ]

(a) Notwithstanding the foregoing provisions of this Section 3, the Restricted Period shall cease immediately upon the earliest of the following events to occur: (i) a Change in Control that occurs on or before the Participant’s Termination of Service; or (ii) the Participant’s Termination of Service as a result of the Participant’s Death, Disability or Retirement.

(b) In the event the Participant’s Termination of Service other than due to Death, Disability or Retirement occurs prior to the expiration of one or more Restricted Periods, the Participant shall forfeit all rights, title and interest in and to that portion of Units which have not vested as of the Participant’s Termination of Service date.

Section 4. Settlement of Units. As soon as administratively practicable following the end of a Restricted Period or upon immediate vesting as described in Section 3, the Company shall deliver to the Participant one share of the Company’s Stock free and clear of any restrictions in settlement of each of the unrestricted Units.

Notwithstanding the foregoing provisions of Sections 3 or 4, in the event that the settlement of the Units (or the payment of any dividend equivalents pursuant to Section 9, below) would generate taxable income to the Participant that would not be deductible to the Company due to the application of the limitations of section 162(m) of the Code, such delivery shall be deferred until the earlier of (i) such time as Company reasonably anticipates that the limitations of Code section 162(m) on the Company’s deduction for amounts paid to the Participant no longer apply or (ii) January 15th of the year following the year in which the Participant’s Termination of Service occurs.

Section 5. Withholding. All deliveries of Common Stock pursuant to this Agreement shall be subject to withholding of all applicable taxes. The Company shall have the right to require the Participant (or if applicable, permitted assigns, heirs or Designated Beneficiaries) to remit to the Company an amount sufficient to satisfy any tax requirements prior to the delivery of any certificate or certificates for Stock under this Agreement. At the election of the Participant, subject to the rules and limitations as may be established by the Committee, such withholding obligations may be satisfied through the surrender of shares of Common Stock which the Participant already owns, or to which Participant is otherwise entitled under the Plan.

Section 6. Heirs and Successors. The RSU Terms shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any rights of the Participant or benefits distributable to the Participant under this Agreement have not been settled or distributed, respectively, at the time of the Participant’s Death, such rights shall be settled and payable to the Designated Beneficiary, and such benefits shall be distributed to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee on a Beneficiary Designation Form, or such other form as the Committee may require. The Beneficiary Designation Form may be amended or revoked from time to time by the Participant. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been payable to the Participant and shall be payable to the legal representative of the estate of the Participant. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been payable to the Participant and shall be payable to the legal representative of the estate of the Participant. If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the settlement of Designated Beneficiary’s rights under this Agreement, then any rights that would have been payable to the Designated Beneficiary shall be payable to the legal representative of the estate of the Designated Beneficiary.

Section 7. Non-Transferability of RSU. During the Restricted Period, the Participant shall not sell, assign, transfer, pledge, hypothecate, mortgage, encumber or dispose of any Units awarded under this Agreement.

Section 8. Dividend Equivalents. Subject to the application of Section 4, the Participant shall be entitled to receive a payment of additional Units equal in value to any cash dividends and property distributions paid with respect to the RSUs (other than dividends or distributions of securities of the Company which may be issued with respect to its shares by virtue of any stock split, combination, stock dividend or recapitalization – to the extent covered in Section 2.3(d) of the Plan) that become payable during the Restricted Period (“Dividend Equivalents”); provided, however, that no Dividend Equivalents shall be payable to or for the benefit of the Participant with respect to record dates for such dividends or distributions occurring prior to the Grant Date, or with respect to record dates for such dividends or distributions occurring on or after the date, if any, on which the Participant has forfeited the Units. Dividend Equivalents shall be paid at such times as the Committee shall determine in its discretion and shall be subject to the same restrictions applicable to the underlying Units.

Section 9. No Voting Rights. The Participant shall not be a shareholder of record with respect to the Units during the Restricted Period and shall have no voting rights with respect to the Units during the Restricted Period.

Section 10. Securities Laws. The Participant acknowledges that certain restrictions under state or federal securities laws may apply with respect to the Units granted pursuant to this Award, even after they have been delivered as shares of Common Stock to the Participant. Specifically, Participant acknowledges that, to the extent he or she is an “affiliate” of the Company (as that term is defined by the Securities Act of 1933), the Common Stock granted pursuant to this Award are subject to certain trading restrictions under applicable securities laws (including particularly the Securities and Exchange Commission’s Rule 144). Participant hereby agrees to execute such documents and take such actions as the Company may reasonably require with respect to state and federal securities laws and any restrictions on the resale of such shares which may pertain under such laws.

Section 11. Administration. The authority to manage and control the operation and administration of the RSU Terms and the Plan shall be vested in the Committee, and the Committee shall have all powers with respect to the RSU Terms as it has with respect to the Plan. Any interpretation of the RSU Terms or the Plan by the Committee and any decision made by it with respect to the RSU Terms or the Plan are final and binding on all persons.

Section 12. Plan Governs. Notwithstanding anything in the RSU Terms to the contrary, the RSU Terms shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company; and the RSU Terms are subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

Section 13. Not An Employment Contract. The RSUs will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

Section 14. Amendment. The RSU Terms may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Participant and the Company without the consent of any other person.

Section 15. Section 409A Amendment. The Committee reserves the right (including the right to delegate such right) to unilaterally amend this Agreement without the consent of the Participant in order to maintain an exclusion from the application of, or to maintain compliance with, Code Section 409A. Participant’s acceptance of this Award constitutes acknowledgement and consent to such rights of the Committee.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name and on its behalf, all as of the Grant Date and the Participant acknowledges acceptance of the terms and conditions of this Agreement.

BANKFINANCIAL CORPORATION

By:
Its:

[PARTICIPANT]

Date:

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